UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St. Suite 300 Houston, Texas USA 77010	4th Floor, One Vine Street London W1J0AH The United Kingdom	Delftseplein 27E 3013 AA Rotterdam The Netherlands
(Addresses of principal executive offices)

(713) 309-7200	+44 (0)207 220 2600	+31 (0)10 275 5500
(Registrant’s telephone numbers, including area codes)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2017, LyondellBasell Industries N.V. (the “Company”) and its wholly-owned subsidiary, Lyondell Chemical Company, entered into an amendment (the “Amendment”) to the Employment Agreement of Bhavesh V. (“Bob”) Patel, the Company’s Chief Executive Officer.

The Amendment extends the term of the Employment Agreement to December 31, 2018 and provides that the Employment Agreement will automatically renew for one-year periods thereafter, unless earlier terminated by either party.

The Amendment also increases the minimum base salary, target annual bonus (as a percentage of base salary) and target long-term incentive (“LTI”) award values to which Mr. Patel is entitled. Specifically, Mr. Patel’s minimum base salary is now $1,500,000, his minimum target bonus is 160% of his base salary and his minimum target LTI award value is 750% of his base salary. The base salary increase is effective as of January 1, 2017 and the bonus and LTI award values are effective for his 2017 awards.

Finally, the Amendment increases the amount of compensation Mr. Patel will be entitled to in the event of a termination of his employment by the Company without cause or by Mr. Patel for good reason to 1.5 times his base salary plus target annual bonus amount. In the event either of these termination events occurs within 12 months of a change in control, Mr. Patel will receive 2.5 times his base salary plus target annual bonus amount.

This summary of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amendment to Employment Agreement between the Company, Lyondell Chemical Company and Bhavesh V. Patel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: March 9, 2017	By:	/s/ Jeffrey Kaplan
Jeffrey A. Kaplan
Executive Vice President

Exhibit Index

Exhibit Number	Description

10.1	Amendment to Employment Agreement between the Company, Lyondell Chemical Company and Bhavesh V. Patel.